Exhibit 11


                              NET INCOME PER SHARE


The following table presents the information needed to compute primary income per common share:



                                                                        Year Ended
                                                   ------------------------------------------
                                                     June 28,         June 29,       July 1,
                                                       1997            1996           1995

Net income (loss) applicable to common stock .....   $ 2,685,551    $  (573,066)   $ 1,293,815
                                                     ===========    ===========    ===========
Weighted average shares outstanding ..............     3,228,764      3,208,599      3,208,599
Add:  Exercise of options reduced by the number of
  shares purchased with proceeds .................       125,022         75,229         62,865
                                                     -----------    -----------    -----------
Adjusted weighted average shares outstanding .....     3,353,786      3,283,828      3,271,464
                                                     ===========    ===========    ===========
Net income (loss) per share ......................   $      0.80    $     (0.17)   $      0.40
                                                     ===========    ===========    ===========
